Exhibit 23.1

Independent Auditors’ Consent

To The Board of Directors of PBI-Dansensor A/S

We consent to the incorporation by reference in the registration statements (Nos. 333-175004, 333-58789, 333-90116, and 333-134413) on Form S-8 of MOCON, Inc. of our report dated  June 20, 2012, with respect to the consolidated balance sheets of PBI-Dansensor A/S and subsidiaries as of December 31, 2011 and 2010, and the related consolidated income statements and consolidated cash flow statements for each of the years then ended, which report appears in Form 8-K of MOCON, Inc. dated June 20, 2012.

/s/ KPMG

Statsautoriseret Revisionspartnerselskab

Copenhagen, Denmark
June 20, 2012